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                                                                    EXHIBIT 5.1

              [LETTERHEAD OF GREENSFELDER, HEMKER & GALE, P.C.]


March, 14, 1997


Jones Medical Industries, Inc.
1945 Craig Road
St. Louis, Missouri  63141


Gentlemen:

     We are acting as counsel for Jones Medical Industries, Inc. (the "Company") in connection with the registration of an aggregate of 291,250 shares of its Common Stock, $.04 par value (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 filed on March 14, 1997. The Shares represent a portion of the shares issued pursuant to the transactions contemplated by the Plan of Reorganization and Agreement (the "Agreement") dated as of October 24, 1996, by and among the Company, Abana Pharmaceuticals, Inc., Dale E. Eads and Perry N. Cole and consist of the shares issued pursuant to such Agreement which were not eligible for inclusion in the Company's Registration Statement on Form S-4 filed on November 8, 1996. The Shares are presently outstanding and are to be offered for the respective accounts of the Selling Shareholders named in the Registration Statement.

     We have examined all proceedings with respect to the due incorporation of the Company under the laws of the State of delaware, minutes of the Company's Board of Directors and stockholders, the Agreement and the issuance of the Shares at the time of Closing thereunder, and such other papers and records as we deem relevant to the opinion set forth below.

     Based upon the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours

                                    GREENSFELDER, HEMKER & GALE, P.C.